Exhibit 99.1

Chart Industries Reports 2014 Third Quarter Results

Cleveland, Ohio - October 30, 2014 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2014. Highlights include:

•	Strong Energy & Chemicals LNG liquefaction orders

•	Announces expanded $450 million senior secured credit facility

Net income for the third quarter of 2014 was $22.9 million, or $0.74 per diluted share. Third quarter 2014 earnings would have been $0.77 per diluted share excluding $1.4 million, or $0.03 per diluted share, of severance and acquisition-related costs. This compares with net income of $24.4 million, or $0.74 per diluted share, for the third quarter of 2013. Third quarter 2013 earnings would have been $0.82 per share excluding $1.0 million, or $0.02 per diluted share, of acquisition-related costs, as well as a $0.06 per diluted share impact associated with the Convertible Notes.

Net sales for the third quarter of 2014 decreased 3% to $293.8 million from $301.8 million in the comparable period a year ago. Gross profit for the third quarter of 2014 was $91.2 million, or 31.0% of sales, versus $88.6 million, or 29.4% of sales, in the comparable quarter of 2013.

“Strength in North American industrial gas demand improved results in both packaged and bulk applications during the quarter. The ethane cracker award we announced today, which is included in third quarter orders and backlog, is an indicator of rising interest in gas processing and petrochemical applications as U.S. oil production delivers more natural gas liquids into the market. In addition, as evidenced by the LNG liquefaction orders previously announced, there is growing interest in LNG as a fuel for high-horsepower applications in such industries as rail, mining, marine, and oil & gas. This supports the long-term positive outlook for natural gas as a diesel replacement,” said Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.

Mr. Thomas continued, “At the same time, our most recent results speak to the current challenges we are managing in our BioMedical respiratory and China LNG businesses. Customer consolidation and related inventory rationalization as well as Medicare provider audits impacted U.S. BioMedical respiratory demand, while Chinese regulatory and customer delays impacted our China LNG business. As we face these near-term headwinds, we remain focused on lean initiatives and cost reductions while we continue to pursue future growth opportunities.”

Backlog at September 30, 2014 was $751.8 million, up 8% from the June 30, 2014 level of $695.0 million. Orders for the third quarter of 2014 were $354.4 million, up 26% compared with $280.6 million for the second quarter of 2014.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2014 decreased $1.6 million compared with the same period in 2013 to $46.4 million, or 15.8% of sales. SG&A expenses in the third quarter of 2013 were 15.9% of sales. The decrease was largely due to lower employee-related costs as we reduced variable short-term incentive compensation estimates based on year-to-date performance and lower sales commissions.

Net interest expense was $4.2 million for the third quarter of 2014, which included $2.7 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.5 million.

Income tax expense was $12.1 million for the third quarter and represented an effective tax rate of 34.4% compared with $7.0 million for the prior year quarter, or an effective tax rate of 21.9%. The rate was higher in the current quarter due to an increased mix of U.S. earnings, which are taxed at a higher rate. In addition, the prior year quarter was favorably impacted by utilization of research and development tax credits and such credits are currently not available in 2014.

An amended Senior Credit Facility was announced today, which combines the Company’s prior term loan and revolving credit facility into a single revolving credit facility and increases it by $150 million, up to $450 million. In addition to lowering interest costs and providing enhanced capital structure flexibility, the maturity of the amended facility was extended out two years to the fourth quarter of 2019. The facility provides additional liquidity for potential growth opportunities and other corporate purposes.

Cash and short-term investments were $140.4 million at September 30, 2014, compared with $142.7 million at June 30, 2014.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales increased 23% to $98.8 million for third quarter 2014 compared with $80.0 million for the same quarter in the prior year. Additional project volume associated with small to mid-scale LNG liquefaction and petrochemical applications as well as project change orders led the improvement. E&C gross profit margins were 31.7% in the 2014 quarter compared with 27.1% in the prior year quarter. Favorable project change orders received during the quarter improved margins by approximately 5%.

Distribution and Storage (“D&S”) segment sales declined 8% to $140.2 million for the third quarter of 2014 compared with $152.9 million for the same quarter in the prior year. Sales growth in North America and Europe were offset by lower LNG sales in China due to continued regulatory and customer delays. D&S gross profit margin improved to 29.0% in the quarter compared with 28.1% a year ago on improved volume and product mix in North America and Europe.
BioMedical segment sales declined 20% to $54.9 million for the third quarter of 2014 compared with $68.9 million for the same quarter in the prior year. The respiratory therapy business accounted for a majority of the shortfall, as continued customer consolidation and inventory rationalization in addition to reduced prescriptions of oxygen therapy to patients resulting from Medicare audits of providers and physicians in the U.S. impacted equipment orders. BioMedical gross profit margin improved to 35.1% in the quarter compared with 34.8% for the same period in 2013, primarily on improved product mix in our cryobiological storage and commercial oxygen therapy segments and lower warranty costs in respiratory therapy.
OUTLOOK

Based on third quarter results, current order backlog, and business expectations for the remainder of 2014, the Company is adjusting its previously announced sales and earnings guidance. With the continued uncertainty in China and BioMedical demand, in addition to global macro-economic concerns and the recent drop in oil prices, annual sales and earnings are no longer expected to reach the Company’s previous estimates. Overall, we remain positive on the long-term outlook for the use of natural gas as a diesel replacement for a variety of applications.

Sales for 2014 are now expected to be in a range of $1.15 to $1.18 billion, and diluted earnings per share are now expected to be in a range of $2.40 to $2.55 per diluted share, on approximately 30.7 million weighted average shares outstanding. This excludes any dilution impact resulting from the Convertible Notes, acquisition-related and facility start-up costs. This compares with previous sales guidance of $1.22 to $1.27 billion and earnings guidance of $2.85 to $3.15 per diluted share, on approximately 30.7 million weighted average shares outstanding. This also excluded any dilution impact resulting from the Convertible Notes, acquisition-related and facility start-up costs.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our planned operational expansions; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company's international operations and transactions; changes in regulations governing the export of our products; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its third quarter 2014 results on a conference call on Thursday, October 30, 2014 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 15293890. The telephone replay will be available beginning 1:30 p.m. ET, Thursday October 30, 2014 until 11:59 p.m. ET, Thursday, November 6, 2014.

For more information, click here:
http://ir.chartindustries.com/
Contact:

Ken Webster    or     Jim Fischman
Vice President, Chief Accounting     Director of Investor Relations and
Officer and Controller     Financial Planning
216-626-1216    216-626-1216
ken.webster@chartindustries.com     jim.fischman@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales	$293,841	$301,757	$866,891	$873,671
Cost of sales	202,608	213,112	605,931	615,770
Gross profit	91,233	88,645	260,960	257,901
Selling, general and administrative expenses	46,377	47,934	150,950	147,043
Amortization expense	4,501	4,825	13,465	14,642
Operating expenses	50,878	52,759	164,415	161,685
Operating income (1)	40,355	35,886	96,545	96,216
Other expenses:
Interest expense, net	4,234	4,143	12,520	12,111
Financing costs amortization	326	326	979	979
Foreign currency loss (gain)	507	(393)	1,016	44
Other expenses, net	5,067	4,076	14,515	13,134
Income before income taxes	35,288	31,810	82,030	83,082
Income tax expense	12,136	6,963	26,168	21,524
Net income	23,152	24,847	55,862	61,558
Noncontrolling interests, net of taxes	301	402	945	1,578
Net income attributable to Chart Industries, Inc.	$22,851	$24,445	$54,917	$59,980
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.75	$0.81	$1.81	$1.99
Diluted	$0.74	$0.74	$1.77	$1.90
Weighted average number of common shares outstanding:
Basic	30,396	30,275	30,377	30,181
Diluted (2)	30,771	32,851	31,056	31,614
_______________

(1)
Includes depreciation expense of $6,735 and $5,456 for the three months ended September 30, 2014 and 2013, respectively, and $18,131 and $15,602 for the nine months ended September 30, 2014 and 2013, respectively.

(2)
Includes an additional 103 and 396 shares related to the Convertible Notes in the Company’s diluted earnings per share calculation for the three and nine months ended September 30, 2014, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 103 and 396 for the three and nine months ended September 30, 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Cash Provided By Operating Activities	$23,762	$9,051	$66,105	$19,433
Investing Activities
Capital expenditures	(17,221)	(21,583)	(42,886)	(50,809)
Proceeds from sale of assets	1	64	1,692	64
Acquisition of business, net of cash acquired	—	67	(11,943)	(2,965)
Net Cash Used In Investing Activities	(17,220)	(21,452)	(53,137)	(53,710)
Financing Activities
Borrowings on revolving credit facilities	—	73,319	7,884	173,550
Repayments on revolving credit facilities	—	(39,771)	(3,252)	(136,782)
Principal payments on long-term debt	(938)	(937)	(2,813)	(2,813)
Proceeds from exercise of stock options	82	823	706	5,285
Excess tax benefit from share-based compensation	26	1,023	1,753	5,495
Payment of contingent consideration	—	—	(741)	—
Common stock repurchases	(35)	(76)	(3,326)	(1,979)
Distribution to noncontrolling interest	—	—	(1,206)	(1,369)
Net Cash (Used In) Provided By Financing Activities	(865)	34,381	(995)	41,387
Effect of exchange rate changes on cash	(7,929)	4,066	(8,896)	3,220
Net (decrease) increase in cash and cash equivalents	(2,252)	26,046	3,077	10,330
Cash and cash equivalents at beginning of period	142,674	125,782	137,345	141,498
Cash and Cash Equivalents At End of Period	$140,422	$151,828	$140,422	$151,828

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$140,422	$137,345
Other current assets	512,818	512,098
Property, plant and equipment, net	246,840	224,205
Goodwill	406,345	398,905
Identifiable intangible assets, net	158,385	172,142
Other assets, net	30,795	16,935
TOTAL ASSETS	$1,495,605	$1,461,630

LIABILITIES AND EQUITY
Current liabilities (1)	$281,128	$499,304
Long-term debt	266,979	64,688
Other long-term liabilities	77,961	79,055
Convertible notes conversion feature (1)	—	56,563
Equity	869,537	762,020
TOTAL LIABILITIES AND EQUITY	$1,495,605	$1,461,630
_______________

(1)
As a result of meeting one of the events for early conversion as defined in the Indenture for our $250,000 convertible notes, the liability component was classified as a current liability, and a portion of the equity component was classified as temporary equity representing the convertible notes debt conversion feature in our Condensed Consolidated Balance Sheet as of December 31, 2013. Since the events for early conversion were not met at the end of the third quarter of 2014, the liability component of the Notes was classified as long-term debt, and the temporary equity was classified as permanent equity in our Condensed Consolidated Balance Sheet as of September 30, 2014.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales
Energy & Chemicals	$98,759	$79,986	$277,859	$239,563
Distribution & Storage	140,203	152,895	418,830	428,784
BioMedical	54,879	68,876	170,202	205,324
Total	$293,841	$301,757	$866,891	$873,671
Gross Profit
Energy & Chemicals	$31,343	$21,698	$80,679	$65,479
Distribution & Storage	40,641	42,984	122,667	121,341
BioMedical	19,249	23,963	57,614	71,081
Total	$91,233	$88,645	$260,960	$257,901
Gross Profit Margin
Energy & Chemicals	31.7%	27.1%	29.0%	27.3%
Distribution & Storage	29.0%	28.1%	29.3%	28.3%
BioMedical	35.1%	34.8%	33.9%	34.6%
Total	31.0%	29.4%	30.1%	29.5%
Operating Income (Loss) (1)
Energy & Chemicals	$22,993	$14,493	$55,642	$42,226
Distribution & Storage	22,005	22,337	64,314	65,019
BioMedical	5,960	9,970	15,779	25,475
Corporate	(10,603)	(10,914)	(39,190)	(36,504)
Total	$40,355	$35,886	$96,545	$96,216
_______________

(1)
Includes acquisition-related costs, retention and severance costs, facility start up costs and flood damages of $1,369 and $974 for the three months ended September 30, 2014 and 2013, respectively, and $4,156 and $7,014 for the nine months ended September 30, 2014 and 2013, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	September 30, 2014	June 30, 2014
Orders
Energy & Chemicals (1)	$146,839	$56,580
Distribution & Storage	156,687	163,338
BioMedical	50,826	60,656
Total	$354,352	$280,574
Backlog
Energy & Chemicals	$333,372	$285,181
Distribution & Storage	397,333	385,207
BioMedical	21,076	24,601
Total	$751,781	$694,989
_______________

(1)	Third quarter E&C segment orders included a previously announced floating LNG equipment order in excess of $20,000 and a small to mid-scale LNG liquefaction plant order in excess of $40,000.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended September 30,
	2014	2013
Earnings per diluted share	$0.74	$0.74
Acquisition-related costs, retention and severance	0.03	0.02
Dilution impact of convertible notes	—	0.06
Adjusted earnings per diluted share	$0.77	$0.82